UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 22, 2017

Marina Biotech, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17870 Castleton Street, Suite 250 City of Industry, CA	91748
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	626-964-5788

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2017, Marina Biotech, Inc. (the “Company”) entered into an amendment (the “Amendment Letter”) of that certain employment offer letter, dated June 5, 2017, between the Company and Erik Emerson (the “Offer Letter”), pursuant to which the Company hired Mr. Emerson to serve as its Chief Commercial Officer, effective immediately.

As compensation for his services as Chief Commercial Officer, the Company shall pay to Mr. Emerson an annual base salary of $150,000, and he will be entitled to receive a discretionary bonus as determined by the Board of Directors of the Company (the “Board”) in an amount up to 40% of his base salary, with the payment of such bonus to be based on the achievement of such milestones as shall be determined by the Board following good faith consultation with Mr. Emerson. It is anticipated the Mr. Emerson will devote approximately 50% of his business time to the performance of his duties for the Company.

In connection with the Offer Letter, the Company issued to Mr. Emerson 600,000 restricted shares of its common stock under its 2014 Long-Term Incentive Plan, with all of such shares to vest on the six (6) month anniversary of the date of grant.

Mr. Emerson has served as the Chief Executive Officer and President of Symplmed Pharmaceuticals since he founded that company in 2013. During his time at Symplmed Pharmaceuticals, Mr. Emerson led that company to the submission, approval and commercial launch of Prestalia, and to the eventual sale of such assets to Marina Biotech in June 2017. He also spearheaded the development and launch of Symplmed’s DyrctAxess technology, a patented software designed to manage prescription fulfillment and patient monitoring. DyrctAxess has demonstrated a significant impact on patient conversion to treatment, long-term compliance and overall patient retention. Prior to founding Symplmed, Mr. Emerson served as the head of Commercial Development at XOMA from 2010 to 2013, and as Director of Marketing at Gilead Sciences from 2007 to 2010. Mr. Emerson began his career at King Pharmaceuticals in sales, sales training and marketing. Mr. Emerson graduated from the University of Oregon with a Bachelor of Arts in Political Science with a specialization in Administration and Organization.

In connection with the Offer Letter, Mr. Emerson agreed: (i) to a non-solicitation covenant regarding the employees, independent contractors, customers, vendors and clients of the Company; and (ii) not to provide services to certain clients, customers or business partners (and prospective clients, customers and business partners) of the Company, in each case, during such time as Mr. Emerson is employed by the Company and for a period of twelve (12) months immediately thereafter.

The Company entered into the Offer Letter in connection with, and as a condition to the closing of the transactions contemplated by, that certain Asset Purchase Agreement dated as of June 5, 2017 by and between the Company and Symplmed Pharmaceuticals LLC. Other than as described herein, there is no arrangement or understanding between Mr. Emerson and any other person pursuant to which he was selected as an executive officer.

There are no family relationships between Mr. Emerson and any director or executive officer of the Company, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter and the Amendment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter and the Amendment Letter, a copy of each of which is filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

The Company also issued a press release in connection with the appointment of Mr. Emerson as the Company’s Chief Commercial Officer, a copy of which press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Employment Offer Letter dated June 5, 2017 between Marina Biotech, Inc. and Erik Emerson.

10.2*	Amendment to Employment Offer Letter between Marina Biotech, Inc. and Erik Emerson.

99.1	Press release of Marina Biotech, Inc. dated June 26, 2017.

*	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

June 28, 2017	By:	/s/ Joseph W. Ramelli
	Name:	Joseph W. Ramelli
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Employment Offer Letter dated June 5, 2017 between Marina Biotech, Inc. and Erik Emerson.

10.2*	Amendment to Employment Offer Letter between Marina Biotech, Inc. and Erik Emerson.

99.1	Press release of Marina Biotech, Inc. dated June 26, 2017.

*	Indicates management contract or compensatory plan or arrangement.